FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206677-24

--- Original Sender:  WELLS ABF SYNDICATE WELLS FARGO, WELLS FARGO SECURITIES LLC ---

WFCM 2018-C44 - PUBLIC NEW ISSUE

**LAUNCH** $654.560 MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS & JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
BARCLAYS CAPITAL INC.

CO-MANAGER:	ACADEMY SECURITIES, INC.

OFFERED CERTIFICATES - PUBLIC

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	LAUNCH
A-1	AAA(sf)/AAAsf/Aaa(sf)	20.962	30.000%	2.81	44.0%	14.8%	IS+20
A-2	AAA(sf)/AAAsf/Aaa(sf)	27.202	30.000%	4.93	44.0%	14.8%	IS+60
A-3	AAA(sf)/AAAsf/Aaa(sf)	6.828	30.000%	7.99	44.0%	14.8%	IS+88
A-SB	AAA(sf)/AAAsf/Aaa(sf)	37.620	30.000%	7.40	44.0%	14.8%	IS+76
A-4	AAA(sf)/AAAsf/Aaa(sf)	175.000	30.000%	9.81	44.0%	14.8%	IS+86
A-5	AAA(sf)/AAAsf/Aaa(sf)	269.070	30.000%	9.91	44.0%	14.8%	IS+88
A-S	AAA(sf)/AAAsf/Aa2(sf)	43.126	24.375%	9.91	47.5%	13.7%	IS+113
B	AA(sf)/AA-sf/NR	36.418	19.625%	9.91	50.5%	12.9%	IS+135
C	A(sf)/A-sf/NR	38.334	14.625%	9.91	53.7%	12.1%	IS+200

NON-OFFERED CERTIFICATES - PRIVATE (144A)

CLASS	DBRS/FITCH/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
D	BBB(sf)/BBB-sf/NR	32.086	10.440%	9.91	56.3%	11.6%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$766,689,123
NUMBER OF LOANS:	44
NUMBER OF PROPERTIES:	55
WA CUT-OFF LTV:	62.9%
WA BALLOON LTV:	57.5%
WA U/W NCF DSCR:	1.71x
WA U/W NOI DEBT YIELD:	10.4%
WA MORTGAGE RATE:	4.858%
TOP TEN LOANS %:	52.2%
WA REM TERM TO MATURITY (MOS):	117
WA REM AMORTIZATION TERM (MOS):	349
WA SEASONING (MOS):	1

LOAN SELLERS:	WFB(40.5%), BARCLAYS(25.7%), LCF(25.3%), AREF(8.6%)

TOP 3 PROPERTY TYPES:	OFFICE(34.5%), RETAIL(24.2%), HOSPITALITY(12.8%)

TOP 5 STATES:	CA(21.6%), VA(9.8%), MD(9.0%), NY(8.1%), NJ(7.5%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

DIRECTING CERTIFICATEHOLDER:	RIALTO CAPITAL ADVISORS OF NEW YORK, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
ANTICIPATED PRICING:	TODAY
ANTICIPATED SETTLEMENT:	MAY 17, 2018

CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL:	WWW.NETROADSHOW.COM
REVIEW CODE:	WFCM2018C44
FINAL LINK:	http://www.netroadshow.com/nrs/wp/default.html?show=4c99ae8f

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-206677) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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